Exhibit 3.33

CERTIFICATE OF FORMATION

OF

RYERSON HOLDINGS (BRAZIL), LLC

1. The name of the limited liability company is Ryerson Holdings (Brazil), LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 27th day of December, 2011.

/s/ Sally A. Ward
Sally A. Ward Authorized Person